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                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------


                          CENDANT TO DELAY 10-K FILING
                          ----------------------------

  --Restatement of Financial Statements to Eliminate Irregularities Complete--

PARSIPPANY, NJ, AUGUST 27, 1998--Cendant Corporation (NYSE:CD) announced today that it expects to file its restated financial statements to be included in a Form 10-K/A in late September. Cendant has completed preparation of preliminary restated financial statements for its 1997, 1996 and 1995 fiscal years. These financial statements are consistent with the Company's earlier disclosures regarding the extent and nature of accounting errors and irregularities at business units of the former CUC International ("CUC").

The Company met with the staff of the Securities and Exchange Commission ("SEC") to discuss its proposed restatements. The staff has requested Cendant implement further changes in its revenue recognition policy for individual memberships as part of the SEC's ongoing review of revenue recognition by companies that sell services with a full refund offer. The changes requested by the SEC go beyond those believed necessary and appropriate by Deloitte & Touche and Arthur Andersen to correct accounting irregularities and errors.

"Since we discovered accounting irregularities in the former CUC business units in April," stated Michael P. Monaco, Vice Chairman and Chief Financial Officer, "we have endeavored to maintain open channels of communication with all regulatory bodies, and in particular with the SEC. The SEC staff has given us the opportunity to informally discuss our accounting restatements prior to our formal filing. We believe the policies in our current restatements, the product of months of work with Deloitte & Touche supported by the work of Arthur Andersen, conform with Generally Accepted Accounting Principles. However, the staff has indicated that these revenue recognition practices, historically implemented by Cendant and others, differ from the staff's view of appropriate procedures. While we regret this delay, our investors, creditors and customers will benefit from the knowledge that our accounting policies reflect exhaustive efforts by Cendant and its independent accountants, as well as input from regulators."

"The topics discussed with the SEC," continued Monaco, "do not affect the cash results of this business. The discussions have no connection to correction of the accounting irregularities previously disclosed. They revolve solely around the Company's desire to use this opportunity to implement accounting policies that best capture the economics of our individual membership business."







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Cendant also said it expects the report of the independent investigation by its
Audit Committee into accounting irregularities in the CUC businesses to be released later today. "Our Audit Committee's report is complete and is not the subject of this dialogue with the SEC," reported Monaco. Cendant will also postpone its annual meeting of shareholders as well, pending the filing of its form 10-K/A.

Cendant (NYSE:CD) is the world's premier provider of consumer and business services. The Company operates in three principal segments: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading fleet management company, the UK's largest private car park operator, and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Headquartered in Parsippany, NJ, the company has more than 40,000 employees and operates in over 100 countries.


Media Contact:                            Investor Contact:
--------------                            -----------------
Cendant Corporation                       Cendant Corporation
Elliot Bloom                              Denise L. Gillen
973-496-8414 or                           973-496-7303

Kekst and Company
Jim Fingeroth
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